As filed with the Securities and Exchange Commission on August 30, 2004    Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUNCOR ENERGY INC.

(Exact name of registrant as specified in its charter)

Canada	93-0343201
(State or other jurisdiction of organization)	(I.R.S. Employer Identification No.)

112-4th Avenue S.W.
Calgary, Alberta, Canada T2P 2V5

(Address of principal executive offices)

SUNCOR ENERGY INC.
SUNSHARE PERFORMANCE STOCK OPTION PLAN

(Full title of the Plan)

CT Corporation System
111-8th Avenue
New York, New York 10011

(Name and address of agent for service)

(212) 894-8700

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price			Amount of Registration Fee
Common Shares	1,490,235	U.S.$	27.28	U.S.$	40,653,611	(2)	U.S.$	5150.81
Common Shares	509,765	U.S.$	25.50	U.S.$	12,999,008	(3)	U.S.$	1,646.98

(1)                                  Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement covers, in addition to the number of Common Shares stated above, such additional Common Shares to be offered or issued to prevent dilution as a result of future stock dividends or stock splits.  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Suncor Energy Inc. Sunshare Performance Stock Option Plan.

(2)                                  Estimated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for the Common Shares quoted on The New York Stock Exchange on August 26, 2004.

(3)                                  Pursuant to Rule 457(h) under the Securities Act of 1933, the proposed maximum offering price per share is based on the average weighted offering price of (i) 475,680 Common Shares subject to outstanding but unexercised options granted under the Suncor Energy Inc. Sunshare Performance Stock Option Plan (the "Plan") on February 3, 2004, (ii) 3,400 Common Shares subject to outstanding but unexercised options granted under the Plan on March 1, 2004, (iii) 9,310 Common Shares subject to outstanding but unexercised options granted under the Plan on April 1, 2004, (iv) 10,887 Common Shares subject to outstanding but unexercised options granted under the Plan on May 1, 2004, (v) 3,200 Common Shares subject to outstanding but unexercised options granted under the Plan on June 1, 2004, (vi) 6,266 Common Shares subject to outstanding but unexercised options granted under the Plan on July 1, 2004 and (vii) 1,022 Common Shares subject to outstanding but unexercised options granted under the Plan on August 1, 2004, and is estimated solely for the purpose of calculating the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.                                                     Plan Information*

ITEM 2.     Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the "Note" to Part I of Form S-8.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     Incorporation of Documents by Reference

The following documents previously filed with the Securities and Exchange Commission (the “SEC”) by Suncor Energy Inc. (the “Registrant”) are incorporated by reference in this Registration Statement:

(a)                                  Annual Report on Form 40-F for the fiscal-year ended December 31, 2003, filed with the SEC on April 13, 2004;

(b)                                 The Registrant’s reports on Form 6-K dated January 29, 2004, April 7, 2004, May 3, 2004, May 3, 2004 and July 29, 2004;  and

(c)                                  The Registrant’s Registration Statement on Form 8-A (SEC File No. 1-12384) filed with the SEC on March 20, 1997.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be a part thereof from the date of filing such documents.  In addition, reports on Form 6-K furnished by the Registrant to the SEC shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date such documents are furnished to the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.     Description of Securities

Not Applicable

ITEM 5.     Interests of Named Experts and Counsel

Not Applicable

ITEM 6.     Indemnification of Directors and Officers

Under the Canada Business Corporations Act (the “Act”), a corporation may indemnify a director or officer of the corporation, a former director of the corporation, or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, if (a) the individual acted honestly and in good faith with a view to the best interests of the corporation, or as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.  Where that action is by or on behalf of the corporation or that body corporate, the approval of the court is also required.

In accordance with the Act, the By-laws of the Registrant provide that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer, or in a similar capacity, of another entity, and the heirs and legal representatives of such a person, to the extent permitted under the Act.

A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers of the Registrant for losses as a result of claims based upon their acts or omissions as directors and officers, including liabilities under the Securities Act of 1933, and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the Act.

ITEM 7.     Exemption from Registration Claimed

Not Applicable.

ITEM 8.     Exhibits

Exhibit Number	Description

3.1	Certificate and Articles of Amalgamation, as amended by Articles of Amendment, of the Registrant.

3.2	By-law No. 1 of the Registrant.

4	SunShare Performance Stock Option Plan

5	Opinion of Janice B. Odegaard, Vice President, Associate General Counsel and Corporate Secretary of the Registrant, as to the legality of the Common Shares being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Janice B. Odegaard, Vice President, Associate General Counsel and Corporate Secretary of the Registrant (included in Exhibit 5).

23.3	Consent of Gilbert Laustsen Jung Associates Ltd.

24	Powers of Attorney.

ITEM 9.     Undertakings

The Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on this 27th day of August, 2004.

SUNCOR ENERGY INC.

By:	/s/ Janice B. Odegaard
Name:	Janice B. Odegaard
Title:	Vice-President, Associate
General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 27th day of August, 2004:

Signature	Title

*	President, Chief Executive Officer and Director
Richard L. George	(Principal Executive Officer)

“J. KENNETH ALLEY”	Senior Vice President
J. Kenneth Alley	and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

*	Director
Mel E. Benson

*	Director
Brian A. Canfield

*	Director
Susan E. Crocker

*	Director
Bryan P. Davies

*	Director
Brian A. Felesky

*	Director
John T. Ferguson

*	Director
W. Douglas Ford

*	Director
John R. Huff

*	Director
Robert W. Korthals

*	Director
M. Ann McCaig

*	Director
Michael W. O’Brien

*	Chairman of the Board
JR Shaw	of Directors

* By:	/s/ Janice B. Odegaard
Janice B. Odegaard
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Suncor Energy Inc. in the United States, on this 27th day of August, 2004.

SUNCOR ENERGY (USA) INC.
Authorized Representative in the United States

By:	/s/ J. Kenneth Alley
Name:	J. Kenneth Alley
Title:	Senior Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate and Articles of Amalgamation, as amended by Articles of Amendment, of the Registrant.

3.2	By-law No. 1 of the Registrant.

4	Sunshare Performance Stock Option Plan.

5	Opinion of Janice B. Odegaard, Vice President, Associate General Counsel and Corporate Secretary of the Registrant, as to the legality of the Common Shares being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Janice B. Odegaard, Vice President, Associate General Counsel and Corporate Secretary of the Registrant (included in Exhibit 5).

23.3	Consent of Gilbert Laustsen Jung Associates Ltd.

24	Powers of Attorney.